EXHIBIT 99.1

Source: Sinoenergy Corporation

Sinoenergy Corporation Appoints New Chief Financial Officer
Wednesday October 22, 8:00 am ET

BEIJING, Oct. 22 /Xinhua-PRNewswire-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN - News; "Sinoenergy" or the "Company"), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of retail CNG filling stations in the People's Republic of China, today announced that it has appointed Mr. Ming Shiao Sheng to be the Company's new Chief Financial Officer as of October 20, 2008.

Mr. Sheng will be responsible for Sinoenergy's financial and strategic planning activities, and investor and public relations. He will oversee the Company's experienced finance and accounting team. Mr. Sheng replaces Ms. Lan Gu, who resigned effective October 18, 2008 for personal reasons.

Mr. Sheng has a wide-ranging venture capital and entrepreneurial background that includes broad experience in international investments, merger and acquisition strategies, management consulting, and corporate management. Since 2003, as a principal of Intelligent Genesis, he was engaged in corporate consulting and corporate start-ups. From 1988 to 2002, he was founder and CEO of two high technology companies that developed high video technology for the computer/video market. From 1985 to 1988, Mr. Sheng was a Partner at PolyVentures Venture Fund, where he raised money and successfully invested in start-up firms which have since become public companies. During that time, he also worked as a venture capital and national economic development advisor for the governments of Singapore and Taiwan. From 1983 to 1985, Mr. Sheng was Director of the Asia/Pacific Region for Venture Founders, an early-stage international venture capital firm, and he founded Advanced Laser Systems, a high-technology start-up in the field of lasers.

Mr. Sheng has a degree in Biology and Chemistry from Dartmouth College and has authored numerous scientific papers and editorial articles for leading trade journals and magazines.

"We are delighted to have Mr. Sheng join our team and welcome having his broad practical experience in investing, finance and corporate strategies. We believe that Mr. Sheng will immediately play a significant role in strengthening our finance and strategic planning functions, and provide effective communication with the investment community," said Mr. Bo Huang, CEO of the Company.

Commenting on his appointment, Mr. Sheng stated, "I am pleased to join Sinoenergy's management team and am very impressed by the Company's vertically integrated business model and financial performance. Demand for CNG as an economical and clean burning alternative fuel for vehicles is expected to grow in the coming years and Sinoenergy is well positioned to take advantage of this trend, while supporting China's goals of improved air quality and energy security."

About Sinoenergy

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a developer and operator of retail CNG filling stations in China. In addition to its CNG related products, the Company manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers used in the petroleum and chemical industries, the metallurgy and electricity generation industries, and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, future changes in the wholesale and retail price for CNG for vehicles in China; changes in policy by the national, provincial and municipal government of the PRC regarding CNG prices, the CNG vehicle industry, the construction and operation of retail CNG filling stations and related issues; the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For more information, please contact:

Sinoenergy Corporation
Mr. Anlin Xiong, Vice President
Tel: +86-10-8493-2965 x860
Email: anlinxiong@sinoenergycorporation.com
Web: http://www.sinoenergycorporation.com

CCG Investor Relations Inc.
Mr. Crocker Coulson, President
Tel: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com